Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

FINANCIERE FAIVELEY

FAMILLE FAIVELEY PARTICIPATIONS

Mr. FRANCOIS FAIVELEY

Mr. ERWAN FAIVELEY

AND

FW ACQUISITION LLC

AND

WABTEC CORPORATION

Dated October 6, 2015

-i-

-ii-

SCHEDULES	No.

Parent Preferred Stock Terms	1.1

Sellers’ Shares	3.1

Pledged Shares	5.1

Additional Conditions to Parent’s and Purchaser’s Obligations to Close	6.1(c)

Surviving Intragroup Agreements	7.2

Survival Periods for Sellers’ Representations and Warranties	8.12

Survival Periods for Parent’s and Purchaser’s Representations and Warranties	9.6

Sellers’ Representative	12.11

-iii-

This SHARE PURCHASE AGREEMENT is entered into on October 6, 2015 (the “Agreement”),

AMONG:

1.	Financière Faiveley, a société anonyme organized under the laws of France, whose registered office is located at 3, rue du 19 mars 1962, 92230 Gennevilliers, France, registered with the Registre du Commerce et des Sociétés (Companies Registry) of Nanterre under number 389 896 390, hereinafter “FinF”

2.	Famille Faiveley Participations, a société par actions simplifiée organized under the laws of France, whose registered office is located at 3, rue 19 mars 1962, 92230 Gennevilliers, France, registered with the Registre du Commerce et des Sociétés (Companies Registry) of Nanterre under number 352 474 274, hereinafter “FFP”

3.	Mr. François Faiveley, a French citizen born on April 26, 1951 in Neuilly-sur-Seine, France, residing at residing at Avenue William 102,1095 Lutry, Switzerland,

hereinafter “Mr. FF”

4.	Mr. Erwan Faiveley, a French citizen born on July 27, 1979 in Chenôve, France, residing at 10 rue du Tribourg, 21700 Nuits Saint-Georges, France,

hereinafter “Mr. EF”

FinF, FFP, Mr. FF and Mr. EF are hereinafter collectively referred to as the “Sellers”,

It is understood and agreed between the Parties that for the purpose of this Agreement, Sellers will be acting jointly and severally.

AND:

6.	FW Acquisition LLC, a limited liability company organized under the laws of Delaware, USA,

hereinafter, the “Purchaser”

AND:

7.	Wabtec Corporation, a corporation organized under the laws of Delaware, USA,

hereinafter, “Parent”.

The Sellers, the Purchaser and Parent are individually referred to as a “Party” and collectively referred to as the “Parties”

PREAMBLE

(A)	Parent is a supplier of value-added, technology-based products and services for rail, transit and other businesses.

(B)	Purchaser is a wholly owned indirect Subsidiary of Parent formed for purposes of the transactions contemplated hereby.

(C)	The Company and its Subsidiaries (collectively, the “Group Companies”) are engaged in the manufacture and supply of equipment and systems for the railway industry (the “Business”).

(D)	The Company Shares are listed on Euronext Paris (Compartment B) and, as of the date hereof and the Closing, the Sellers’ shareholdings in the Company will be as set forth in Schedule 3.1.

(E)	Parent and the Company entered into a non-disclosure agreement on January 23, 2015 on the basis of which the Purchaser and Parent have been provided certain information regarding the Group Companies.

(F)	The Purchaser and Parent are seeking to acquire all the Company Shares owned by the Sellers and, as soon as reasonably practicable after the completion of such acquisition, the Purchaser and Parent intend to file with the French Financial Market Authority (Autorité des marchés financiers) (the “AMF”) a mandatory tender offer for all of the Company Shares issued by the Company (other than the Sellers’ Shares acquired pursuant to this Agreement) (the “Offer”) on the terms and subject to the conditions set forth in the Tender Offer Agreement.

(G)	On July 27, 2015 (the “Offer Date”), Parent and the Purchaser offered to acquire Sellers’ Shares on the terms and subject to the conditions hereof and the Parties entered into the Exclusivity Agreement, which offer was accepted by the Sellers on July 27, 2015.

(H)	In connection with the foregoing, the Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all the Company Shares they respectively own, representing collectively, on the Offer Date and at Closing, 7,475,537 shares which will represent the same number of voting rights (i.e. 7,475,537 voting rights) at Closing, on the terms and subject to the conditions set forth herein (the “Transaction”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used herein, the following terms have the respective meanings set forth below when used herein with initial capital letters:

“Affiliate”	means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement”	has the meaning set forth in the Preamble.

“AMF”	has the meaning set forth in the Preamble.

“AMF Regulation”	means the General Regulation published by the AMF.

“Antitrust Clearances”	means the requisite clearances, approvals or expirations of waiting periods, as applicable, under the Antitrust Laws of (i) European Union, (ii) United States of America and (iii) Russia, in each case related to the Transaction; provided, however, that, with respect to each of clauses (i) to (iii), no judgment, decree or order shall have been entered by any Governmental Entity of competent jurisdiction which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby under any Antitrust Laws, cause such transactions to be rescinded or result in a Substantial Detriment and no action, suit or proceeding under any Antitrust Laws shall have been instituted by a Governmental Entity and be pending as of the relevant date of determination seeking any of the foregoing.

“Antitrust Laws”	means any national, regional, domestic or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Business”	has the meaning set forth in the Recitals.

“Business Day”	means a day other than (i) a Saturday or Sunday, (ii) a day that is not a trading day (jour de négociation) on the Euronext Paris stock exchange, or (iii) a day in which banks in Paris or New York City are authorized or required by law to remain closed.

“Cash Price Per Share”	means 100 Euros.

“Claim”	has the meaning set forth in Article 12.11.

“Closing”	has the meaning set forth in Article 6.1.

“Closing Date”	has the meaning set forth in Article 6.2.

“Company”	means Faiveley Transport, a société anonyme à Directoire et Conseil de Surveillance incorporated under the laws of France, with a share capital of 14,614,152 Euro divided into 14,614,152 ordinary shares, with a nominal value of 1 Euro, whose registered office is located at 3, rue du 19 mars 1962, 92230 Gennevilliers, France, registered with the Registre du Commerce et des Sociétés (Companies Registry) of Nanterre under number 323 288 563.

“Company Disclosure Schedule”	means the disclosure schedule delivered by the Company to the Purchaser and Parent simultaneously with the execution and delivery of the Tender Offer Agreement.

“Company Shares”	means the ordinary shares, with a nominal value of 1 Euro, of the Company, admitted to trading on Euronext Paris (ISIN FR0000053142, mnemonic LEY).

“Communications Plan”	has the meaning set forth in Article 12.9.

“Dispute”	has the meaning set forth in Article 10(a).

“Encumbrance”	means any mortgage, encumbrance, security interest, pledge, charge, lien, assignment by way of security, option or right of pre-emption, title retention clause, restriction on voting or disposition, right of first refusal or other encumbrance or limitation on full ownership of any kind, character or description, whether or not of record and whether by contract, unilateral understanding, administrative or court decisions or otherwise.

“Escrow Account”	has the meaning set forth in Article 9.4.

“Exchange Ratio”	means 0.0625 shares of Parent Preferred Stock for each Company Share.

“Exclusivity Agreement”	means the Agreement, dated July 27, 2015, among the Parties and the Company.

“Foreign Investment Control”	has the meaning set forth in Article 4(e).

“FinF”	has the meaning set forth in the Preamble.

“FFP”	has the meaning set forth in the Preamble.

“GAAP”	has the meaning set forth in Article 1.1.

“Governmental Entity”	means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group Companies”	has the meaning set forth in the Preamble.

“IFRS”	means International Financial Reporting Standards, as applied by the relevant Person.

“Improved Offer”	has the meaning set forth in Article 3.2.

“Improved Preferred Stock Allocation”	has the meaning set forth in Article 3.2.

“Investment Control Clearance”	has the meaning set forth in Article 4(f).

“Investment Services Provider”	means Exane BNP Paribas or any other investment services provider agreed to between Parent and Sellers’ Representative.

“Law”	means any statute, rule or other legal requirement, including the common law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Long Stop Date”	means 9 months from the Offer Date or, upon a Long Stop Date Extension, any subsequent date decided by Sellers or the Purchaser but no later than 15 months from the Offer Date.

“Long Stop Date Extension”	means the election of the Purchaser or Sellers to extend the Long Stop Date for one period of up to six months, by irrevocable notice given in accordance with this Agreement no later than ten Business Days prior to the original Long Stop Date.

“Mr. EF”	has the meaning set forth in the Preamble.

“Mr. FF”	has the meaning set forth in the Preamble.

“Mr. TF”	means Mr. Thierry Faiveley, a member of the Faiveley family and brother of Mr. FF.

“New Parent Securities”	has the meaning set forth in Article 3.2.

“Offer”	has the meaning set forth in the Preamble.

“Offer Date”	has the meaning set forth in the Preamble.

“Other Improved Offer Consideration”	has the meaning set forth in Article 3.2.

“Parent”	has the meaning set forth in the Preamble.

“Parent Common Stock”	means the common stock, par value $0.01 per share of Parent.

“Parent Preferred Stock”	means Parent’s convertible preferred stock, the terms and conditions of which are set forth in the form of Certificate of Designations attached in Schedule 1.1.

“Party” or “Parties”	has the meaning set forth in the Preamble.

“Person”	means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Purchase Price”	has the meaning set forth in Article 3.1.

“Purchaser”	has the meaning set forth in the Preamble.

“Sanctions”	means economic or financial trade sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce’s Bureau of Industry and Security, or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union Member State or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country”	means a country or territory which is itself the subject or target of any Sanctions as of the Offer Date, i.e. Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of Ukraine.

“Sanctioned Person”	means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union Member State (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50 percent or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) and/or (b), all to the extent prohibited or restricted by applicable Sanctions.

“Sellers”	has the meaning set forth in the Preamble.

“Sellers’ Accounts”	means the bank accounts in the name of the Sellers opened with the Investment Services Provider.

“Sellers’ Group”	means the Sellers, any of their family members (direct ascendants, direct descendants and spouses), any of their respective Affiliates, as well as their officers, employees, representatives or agents, from time to time, other than, prior to the Closing Date, the Group Companies.

“Sellers’ Representative”	has the meaning set forth in Article 12.11.

“Sellers’ Shares”	has the meaning set forth in Article 2.

“Shareholders Agreement”	means the Shareholders Agreement entered into on the date hereof between Parent and the Sellers.

“Subsidiaries”	means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity the results of operations of which are required to be consolidated into the financial statements of such Person under, as the case may be, IFRS or U.S. generally accepted accounting principles (“GAAP”).

“Substantial Detriment”	has the meaning set forth in Article 4(d).

“Tender Offer Agreement”	has the meaning set forth in Article 5.2.

“Termination Fee”	has the meaning set forth in Article 4(g).

“Transaction”	has the meaning set forth in the Preamble.

Unless otherwise defined herein, capitalized terms used in this Agreement will have the meaning given to them in the Shareholders Agreement or in the Tender Offer Agreement, as applicable.

1.2	Interpretive Matters

Any reference in this Agreement to a “Section”, “Article” or “Schedule” refers to the corresponding Section, Article or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles herein are provided for convenience of reference only and are not intended to affect the construction or interpretation of this Agreement. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with the terms of this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation, rule or regulation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. Any words (including initial capitalized terms defined herein) in the singular will be held to include the plural and vice versa. The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP. This Agreement has been freely and fairly negotiated by the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement and prior drafts of this Agreement will be disregarded in interpreting this Agreement. If the date upon or by which any Party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. Unless the context otherwise requires, (a) “or” is disjunctive but not necessarily exclusive and (b) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. Any representation or warranty made to the knowledge of a Party will be to such Party’s actual knowledge.

2.	SALE AND PURCHASE OF SHARES

On the terms and subject to the conditions set forth herein, at the Closing, each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, all the Company Shares owned by such Seller, as set forth opposite such Seller’s name on Schedule 3.1, such number of Company Shares owned by Sellers being in the aggregate 7,475,537 Company Shares which will represent the same number of voting rights (i.e. 7,475,537 voting rights) at Closing (collectively, the “Sellers’ Shares”), free from and clear of any Encumbrances, together with all rights attached thereto from and including the Closing Date.

At the Sellers’ option, Mr. TF will be authorized to join this Agreement as a “Seller” with respect to Company Shares held by him until 10 business days before Closing. In this case, the Parent, the Purchaser and Mr. TF will sign a joinder to this Agreement reasonably acceptable to Parent (and Schedule 3.1 will be amended to reflect Mr. TF’s ownership and sale of Company Shares on the terms hereof).

3.	PURCHASE PRICE

3.1	Nature of Consideration

The aggregate consideration in cash and Parent Preferred Stock payable at the Closing by the Purchaser to the Sellers for the Sellers’ Shares (the “Purchase Price”), will be paid to each Seller as set forth on Schedule 3.1 in the respective allocations thereon shown, such that the Purchase Price in the aggregate will be the sum of:

(i)	EUR 186,888,100 in cash for 1,868,881 Company Shares, representing a Cash Price Per Share of EUR 100 per Company Share; and

(ii)	350,416 Parent Preferred Stock in exchange for 5,606,656 Company Shares, representing an Exchange Ratio of 0.0625 Parent Preferred Stock per Company Share.

It is understood and agreed between the Parties that, until the 10th Business Day preceding Closing, each Seller will be entitled to change the allocation of cash and Parent Preferred Stock that it will receive as Purchase Price on Closing Date, provided however that, in the aggregate, the Purchase Price will globally consist of EUR 186,888,100 in cash and 350,416 Parent Preferred Stock (representing a ratio of 25% of Sellers’ Shares paid in cash and 75% of Sellers’ Shares paid in Parent Preferred Stock). The Sellers’ Representative will give notice to Purchaser of any such reallocation by delivering to Parent a revised version of Schedule 3.1.

3.2	Price Adjustment

If during the period starting on the date hereof and expiring six months after the Closing Date, the Purchaser or any of its Affiliates, in each case acting alone or with others, makes a binding offer to purchase the remaining Company Shares (whether pursuant to the Tender Offer Agreement or otherwise) under the following conditions:

(i)	at a cash price per share which exceeds the Cash Price Per Share;

(ii)	whereby the Purchaser offers to exchange one Company Share for one or more securities of Parent or any other Person (or securities convertible into or exercisable or exchangeable for equity securities of Parent or any other Person) (“New Parent Securities”) the value (calculated, in all cases, on a per Share or per Company Share basis, as applicable) or terms and conditions of which (including the stated value, underlying securities, conversion parity, coupon payment and conversion date(s)) are economically more advantageous than those of the Parent Preferred Stock paid as consideration hereunder;

(iii)	whereby the Purchaser offers any consideration other than cash or New Parent Securities, which are economically more advantageous than the Parent Preferred Stock hereunder (“Other Improved Offer Consideration”); or

(iv)	whereby the maximum portion of Company Shares that can be exchanged in the Offer by shareholders for Parent Preferred Stock exceeds 75% (an “Improved Preferred Stock Allocation”)

(together an “Improved Offer”),

the following payments and/or actions will be made by the Purchaser to the Sellers (except however if the Improved Offer is offered as a result of the Collège of the AMF refusing to grant conformity to the draft Offer filed by the Purchaser, in which case no such payment and/or actions will be made):

-	if the cash price offered exceeds the Cash Price Per Share, the Purchaser will pay to each Seller an additional cash consideration equal to (A) the positive difference between (x) the cash price per share offered under such Improved Offer and (y) the Cash Price Per Share, multiplied by (B) the number of Sellers’ Shares transferred by the relevant Seller to the Purchaser. Such payment will be made by the Purchaser or Parent, as the case may be on the 10th Business Day following the date the relevant Improved Offer is completed, by transferring immediately available funds to the accounts of the relevant Seller as will be notified to Purchaser in writing;

-	if any New Parent Security or Other Improved Offer Consideration is offered to public shareholders under the Improved Offer, Parent will allow the Sellers to exchange all or part of their Parent Preferred Stock (the “Exchanged Parent Preferred Stock”) and for the consideration such exchanging Seller would have received assuming it had tendered in the Improved Offer the Company Shares for which it received the Exchanged Parent Preferred Stock. Such exchange will be made by the Purchaser or Parent, as the case may be on the 10th Business Day following the date the relevant Improved Offer is completed; or

-	if the Purchaser offers an Improved Preferred Stock Allocation, the Purchaser will offer Sellers the option to receive additional Parent Preferred Stock , up to such number that will allow them to match the maximum allocation of Parent Preferred Stock offered to shareholders, and pay back to Purchaser an amount in cash equal to the product of (i) the Cash Price Per Share and (ii) (A) the Parent Preferred Stock so received divided by (B) the Exchange Ratio.

4.	ANTITRUST FILINGS AND FOREIGN INVESTMENT CONTROL

(a)

Each of Purchaser and the Sellers will (including, if necessary in the case of the Sellers, by causing actions of the Company to the extent permitted by its corporate powers) make or cause to be made all notifications, filings and submissions required to obtain the Antitrust Clearances and will supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity for the purpose of obtaining such Antitrust Clearances, with a view to obtaining the satisfaction of the condition precedent set forth in Article 6.1, in each case as soon as practicable after the date hereof.

(b)	Each of Purchaser and the Sellers (including, if necessary in the case of the Sellers, by causing actions of the Company to the extent permitted by its corporate powers) will use its respective reasonable best efforts and diligently assist and cooperate with each other in preparing and filing any and all written communications that are required or reasonably necessary to be submitted to any Governmental Entity in connection with the Transaction and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by either Party or any of its Affiliates in connection with the Transaction (including the Antitrust Clearances), which assistance and cooperation will include: (i) timely furnishing to the other Party all information reasonably available to such Party that counsel to the other Party reasonably determines is required to be included in such documents or is reasonably necessary in obtaining such required consent, waiver, authorization or approval, (ii) promptly providing the other Party with copies of all written communications to or from any Governmental Entity relating to any Antitrust Law; provided that such copies may be redacted to remove references concerning the valuation of the Company or Parent, or as necessary to address legal privilege or confidentiality concerns or to comply with contractual arrangements or applicable Law; and provided, further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only,” (iii) keeping the other Party reasonably informed of any communication received or given in connection with any proceeding by the other Party, in each case regarding the Transaction, (iv) permitting the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any Governmental Entity, in each case regarding the Transaction, and (v) to the extent permitted by the applicable Governmental Entity, give the other Party or its counsel the opportunity to attend and participate in all meetings, substantive telephone calls and conferences with any Governmental Entities. Without prejudice to the other provisions of this Article 4, Parent will, on behalf of the Parties, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transaction, and Sellers will not, and will cause their representatives to not, propose or otherwise communicate any proposed action to any Representative of any Governmental Entity in respect of any matter without the prior written approval of Parent or its counsel, given or withheld in its or their sole discretion.

(c)

Subject to the provisions of Article 4(d), each of Parent, the Purchaser and Sellers will and Sellers will cause the Company to cooperate in good faith with any Governmental Entity and will, and will cause each of their Affiliates to, undertake, or cause to be taken, promptly any and all actions necessary, proper or advisable to complete the Transaction expeditiously and lawfully, including notably if necessary in connection with the foregoing. Parent and the Purchaser will sell or propose to sell or otherwise dispose of, or hold separate or institute other restrictions or limitations on the ownership of, or agree to sell or otherwise dispose of, or hold separate or institute other restrictions or limitations on the ownership of, assets, categories of assets or businesses of the Company or the Purchaser or their respective Affiliates, and agree to any restrictions or limitations on the businesses, operations and contractual freedoms of any such businesses or operations (provided, that any such commitment or transaction involving the Company or any of its assets or business may be subject to the occurrence of the Closing). In furtherance and not in limitation of the foregoing, subject to Article 4(d), Parent, the Purchaser and Sellers will cause the Company to take all actions necessary to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any Antitrust Law. Such actions, if to be taken by the Company before Closing, will be deemed authorized by the Purchaser and Parent pursuant to Article 5.4 hereof. In connection with this article, if any action or proceeding is instituted (or threatened to be instituted) challenging the Transaction as violative of any Antitrust Laws, Parent, the Purchaser and the Sellers will jointly (to the extent practicable) use their respective reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against such action or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Transaction and (ii) take such action as necessary to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction, including by appeal if necessary, any order or injunction that makes illegal or prohibits the consummation of the Transaction, provided, that any commitment, agreement or transaction involving the Company or any of its assets or business will be subject to the occurrence of the Closing.

(d)

Notwithstanding anything to the contrary contained in this Article 4, or elsewhere in this Agreement, Parent, the Purchaser or the Company will have no obligation under this Agreement or in connection with the Transaction to: (i) dispose of, transfer or exclusively license, or cause any of its Affiliates to dispose of, transfer or exclusively license, any assets, (ii) discontinue or cause any of its Affiliates to discontinue, or commit to (or cause any of its Affiliates to commit to) discontinue, offering any product or service, (iii) non-exclusively license or otherwise make available, or cause any of its Affiliates to non-exclusively license or otherwise make available, to any Person any technology, intellectual property, or to commit to (or cause any of its Affiliates to commit to) non-exclusively license or otherwise make available to any Person any technology or intellectual property, (iv) hold separate or cause any of its Affiliates to hold separate any assets or operations, or to commit to (or cause any of its Affiliates to commit to) hold separate any assets or operations, or (v) make or cause any of its Affiliates to make any commitment, or to commit to (or cause any of its Affiliates to commit to) make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of any of its Affiliates; provided, however, that the Purchaser, Parent will, and will cause the Company to take (and to cause their Affiliates to take) the actions set forth in clauses “(i)” through “(v)” if, but only if, such actions, considered collectively, would not reasonably be expected to result in a Substantial Detriment. Such actions will be deemed to result in a “Substantial Detriment” if such actions, considered collectively, are reasonably expected to result in a reduction of the combined annual consolidated revenues of Parent, the Purchaser and the Company, considered as a whole, of at least EUR 145 million.

(e)	As soon as practicable after the date hereof, Purchaser and the Sellers will jointly file a ruling request with the French Ministry of Economy in order to verify that the Transaction does not fall within the scope of foreign investment control in relation to sensitive sectors provided under articles R. 153-1, et seq. of the French Monetary and Financial Code (the “Foreign Investment Control”).

(f)	In case the Ministry of Economy determines that the Transaction falls within the scope of Foreign Investment Control, the Purchaser will, in cooperation with the Sellers, promptly file with the Ministry of Economy a request for clearance under the Foreign Investment Control and promptly respond to all questions asked by the Ministry of Economy. The Purchaser and Parent will use their commercially reasonable efforts to provide commitments requested by the Ministry of Economy to promptly obtain the foreign investment control clearance (except that Parent or Purchaser shall not be required to extend the scope, nature or duration of the commitments set forth in the provisions Articles 3.3, 3.4 and 3.5 of the Tender Offer Agreement) (the “Investment Control Clearance”). The Purchaser will promptly keep the Sellers’ Representative informed of any material development of the foregoing.

(g)	Notwithstanding any provision in this Agreement to the contrary, in the event that (i) this Agreement terminates pursuant to Article 6.4 or either Parent or Sellers’ Representative terminates this Agreement pursuant to Article 11.1(b) and, at the time of such termination, the conditions set forth in Article 6.1(b) have not been satisfied, or (ii) Parent and the Sellers’ Representative may terminate this Agreement pursuant to Article 11.1(a) as a result of a failure to receive Antitrust Clearances, then in any such case Parent will pay to the Sellers a fee of EUR 15 million in cash (the “Termination Fee”) in accordance with this Article 4(g). The Termination Fee will be paid to the Sellers by wire transfer of immediately available funds to an account designated by Sellers’ Representative promptly following the request of the Sellers’ Representative after termination of this Agreement in the circumstances described in this Article 4(g) (and in any event not later than five Business Days after delivery to Parent of notice of request for payment).

5.	SELLERS’ COVENANTS

5.1	Sellers’ Shares

Each of the Sellers hereby agrees that he, she or it will not (i) sell, assign (by operation of law or otherwise), convey, transfer, pledge, hypothecate, lend, hedge or otherwise dispose of, or grant any option or enter into any other contract with respect to, any of such Sellers’ Shares to any Person other than the Purchaser pursuant to this Agreement or (ii) create or, subject to existing pledges reflected in Schedule 5.1, which the relevant Sellers will cause to be released by Closing (and provide evidence of such release reasonably satisfactory to the Purchaser within 2 Business Days prior to Closing), permit to exist any Encumbrance upon or with respect to any of the Sellers’ Shares.

5.2	Tender Offer Agreement

Reference is made to the Tender Offer Agreement entered into on the date hereof between the Purchaser, Parent and the Company, a copy of which the Sellers have been provided with (the “Tender Offer Agreement”). The Sellers agree not to take any action that would prohibit compliance by the Company with its obligations set forth in the Tender Offer Agreement, and to exercise their voting rights (including as members of the Supervisory Board and Management Board (without obligating Mr. EF to overpass his position within the Company) of the Company, as applicable, or as shareholders of the Company), to the extent permitted by their corporate powers, in a manner so as to not prohibit compliance by the Company therewith.

5.3	Tender Offer Support and Recommendation

The Sellers acknowledge that the Purchase Price offers significant value and premium to the shareholders of the Company, and that the Transaction is in the best interest of the Company, its employees and other stakeholders. Consequently, the Sellers hereby agree to support and recommend on a preliminary basis, in their capacities as shareholders and/or members of the Supervisory Board of the Company, the Offer.

5.4	Conduct of the Business

Without prejudice to any other provision of this Agreement, each Seller hereby undertakes to use its reasonable best efforts to exercise its corporate powers to facilitate the compliance by the Group Companies with their obligations under the Tender Offer Agreement and, unless required by applicable law, in no event will any Seller propose, encourage, otherwise support or approve in their respective capacities as shareholders or members of the Supervisory Board or Management Board, as the case may be, in each case to the extent any of the following would materially impede the consummation of the Offer, (i) any plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization, (ii) any material acquisition by merger or consolidation with, or by purchase of an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (iii) any issuance, sale, pledge, disposition of, grant, transfer, encumbrance or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any share capital or other equity or voting interests of the Company, or securities convertible or exchangeable into or exercisable for any share capital or other equity or voting interests of the Company, or any options, warrants or other rights of any kind to acquire any share capital or other equity or voting interests of the Company or such convertible, exchangeable or exercisable securities, in all cases above except as expressly permitted by the Tender Offer Agreement. In addition, Sellers will, and will use their reasonable best efforts within their corporate powers to (i) cause the Company to take all actions necessary to ensure satisfaction before the Long Stop

Date of the Closing conditions set forth at Article 6.1(d)(iii) hereof and (ii) cause the Company to take all actions to remedy before Closing any violation of Laws of any jurisdiction (other than the United States of America, the United Kingdom and the European Union) imposing economic or financial trade sanctions or trade embargoes.

6.	CLOSING CONDITIONS AND CLOSING

6.1	Conditions Precedent to Closing

The obligation of the Parties to consummate the sale and purchase of the Company Shares as provided hereunder (the “Closing”) shall be subject to (a) the receipt of the Investment Control Clearances, if applicable, (b) the receipt of the Antitrust Clearances, (c) no injunction, order or decree shall be in effect that prohibits or makes illegal the completion of the Transaction, (d) as to the obligation of Purchaser and Parent: (i) the accuracy as of the Closing Date (or, for any representation or warranty that speaks as of a specified date, as of such specified date) of the representations and warranties of Sellers set forth in Articles 8.1 through 8.3 in all but de minimus respects and the representations and warranties of Sellers set forth in Articles 8.4 through 8.7 in all material respects, (ii) no event referred to in Schedule 6.1(c) shall have occurred and (iii) none of the Company or any of its Affiliates or subsidiaries shall have any interest, participation, asset, rights of any nature whatsoever or any commercial arrangement with any Sanctioned Person or Person subject to Sanctions that would or would reasonably be expected to result in the violation of Laws regarding Sanctions by Parent, Purchaser, the Company or their respective Subsidiaries, and (e) as to the obligation of the Sellers: (x) the accuracy as of the Closing Date (or, for any representation or warranty that speaks as of a specified date, as of such specified date) of the representations and warranties of Purchaser and Parent set forth in Articles 9.1. through 9.3 in all but de minimus respects and the representations and warranties of Purchaser and Parent set forth in Article 9.4 in all respects and the representations and warranties of Purchaser and Parent set forth in Article 9.5 in all material respects and (y) the delivery by the Purchaser, at least 3 Business Days before the Closing, of the evidence that the Purchaser either holds the full amount of cash required by the Offer or has secured certain funds bank financing for the same amount.

6.2	Closing Date, Transfer of Ownership and Place of the Closing

The Closing will take place at 10:00 a.m. CET on the second Business Day after the date on which the conditions to Closing set forth in Article 6.1 have been satisfied at the offices of Darrois Villey Maillot Brochier AARPI, 69, avenue Victor Hugo, 75116 Paris (France), or on such later date or at such place as may be agreed to in writing by Parent and Sellers’ Representative (the date on which the Closing occurs, the “Closing Date”).

The Sellers’ Shares will be transferred off-market pursuant to the French financial and monetary code and the AMF Regulation (with settlement upon delivery).

Pursuant to article 570-8 of the AMF Regulation, the Sellers’ Shares will be registered in the Purchaser’s share account on the Closing Date. As a consequence, the transfer of the full ownership (propriété and jouissance) of the Sellers’ Shares to the Purchaser, and the payment of the Purchase Price to the Sellers will occur simultaneously on the Closing Date, as provided in Article 6.3.

6.3	Closing Actions

6.3.1	At least two Business Days before the Closing Date:

(i)	the Purchaser will open in its name a cash and securities trading account with the Investment Services Provider; and

(ii)	the Purchaser will notify to the Sellers the relevant details with respect to such cash and securities trading account opened in its name in the books of the Investment Services Provider;

(iii)	each Seller will open in its name a cash and securities trading account with the Investment Services Provider; and

(iv)	each Seller will notify to the Purchaser the relevant details with respect to such cash and securities trading account opened in its name in the books of the Investment Services Provider.

6.3.2	At the Closing, the following will occur:

(i)	the Purchaser will, and Parent will cause Purchaser to, (A) deposit into its account opened with the Investment Services Provider an amount equal to the cash portion of the Purchase Price as well as the Parent Preferred Stock to be delivered to the Sellers as set forth at Schedule 3.1 and (B) deliver to the Investment Services Provider an off-market purchase order for the acquisition from each Seller of all the Sellers’ Shares to be transferred by him, her or it hereunder at the Purchase Price to be paid to such Seller hereunder;

(ii)	each Seller will deliver to the Investment Services Provider an off-market sale order for the transfer to the Purchaser of the Sellers’ Shares to be transferred by him, her or it hereunder at the Purchase Price;

(iii)	following the receipt of the foregoing off-market sale and purchase orders, the Investment Services Provider will: (A) deliver the Sellers’ Shares to the Purchaser, (B) deliver to the account of each Seller the number of shares of Parent Preferred Stock as set forth at Schedule 3.1, and (C) deliver to the account of each Seller the cash portion of the Purchaser Price to the Sellers’ Accounts as set forth at Schedule 3.1; and

(iv)	the Shareholders Agreement entered into simultaneously herewith will become fully operative and binding upon the Sellers and Parent in accordance with the terms thereof.

The effectiveness of each of the above mentioned Closing obligations is conditioned upon the fulfillment of each of the other Closing obligations. All matters of the Closing will be considered to take place simultaneously, and no matter or action required to be completed at or in connection with the Closing will be deemed complete until all transactions and deliveries of documents required by this Agreement to be completed at or in connection with the Closing are completed.

6.4	Failure to Close by Long Stop Date

Without limiting the generality or effect of the provisions of Article 11.1, if the Antitrust Clearances are not obtained prior to the Long Stop Date (including as may be extended), this Agreement will become automatically terminated, subject to the payment of the Termination Fee provided in Article 4(g).

7.	OTHER CLOSING ACTIONS

7.1	Company Supervisory Board

On the Closing Date, the Sellers will procure that the Supervisory Board and Management Board of the Company will be convened on the Closing Date in order to acknowledge or take the following actions:

(a)	the resignations of (x) Mr. EF from the Management Board of the Company, (y) Mr. FF, Mr. Philippe Alfroid and at least 3 additional members from the Supervisory Board of the Company (or such number of additional members that would represent, together with Mr. PA and Mr. FF, the majority of the Supervisory Board); and

(b)	the appointment to the Supervisory Board of the Company of the individuals notified by Parent to the Sellers at least ten Business Days prior to the Closing Date, in replacement of the individuals mentioned in Article 7.1(a), and the appointment of one of such individuals as specified by Parent at least ten Business Days prior to the Closing Date as the new Chairman of the Supervisory Board.

7.2	Termination of Intragroup Agreements

Effective as of the Closing, any intragroup agreements entered into between any Seller or any of its Affiliates and any Group Company will, without further action terminate, except as specified in Schedule 7.2. All amounts due and outstanding pursuant to such agreements will be fully settled at the time of such termination, and such termination will be made without the payment of any indemnity or other amounts by the Group Companies except the payment of any amounts accrued in the ordinary course of business until Closing in respect of the agreements specified on Schedule 7.2.

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, as to itself or himself to the Purchaser and Parent as set forth in this Article 8.

8.1	Corporate, Etc. Status

(a)	Each Seller which is a legal entity is validly organized and existing under the laws of its jurisdiction of incorporation.

(b)	No step has been taken or legal proceedings started against any Seller for its winding-up, liquidation, bankruptcy or dissolution under applicable Laws in any relevant jurisdiction. No Seller is insolvent.

8.2	Authority

(a)	The Sellers have taken all necessary action and have full power to execute and perform this Agreement in accordance with its terms. The terms of this Agreement constitute valid, legal and binding obligations of the Sellers, enforceable in accordance with its terms.

(b)	Performance by each Seller of its obligations under this Agreement does not constitute a breach of or (i) default under any agreement or instrument to which any of the Sellers is a party or by which any of them is bound or (ii) under any order, judgment, decree or other restriction (including statutory and regulatory provisions) applicable to any of the Sellers, in each case other than as would not reasonably be expected to materially delay or impair the Sellers’ ability to perform their obligations hereunder or the consummation of the Transaction.

8.3	Sellers’ Shares

(a)	As of the Offer Date and as of the Closing Date, (i) the Sellers’ Shares represent and will represent all of the issued and outstanding shares of the Company owned directly or indirectly by the Sellers, (ii) on the Offer Date and at Closing, the Sellers’ Shares represent and will represent 7,475,537 Company Shares, which will represent at Closing 7,475,537 voting rights, and (iii) except for the Equity Awards described in Schedules 3.3 and 4(a)(v) of the Tender Offer Agreement, there are and there will be no contracts, options, warrants, calls, commitments, rights or agreements of any nature, relating to or with a view to allocating, issuing, or voting additional shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable or giving any person any right to have access to the Company share capital. Each Seller has, and will on the Closing Date have, full legal and beneficial ownership of the Sellers’ Shares it holds, free of all Encumbrances (subject to such Encumbrances reflected in Schedule 5.1 which will be waived by Closing).

(b)	The Sellers’ Shares are validly issued and fully paid in accordance with applicable Law and have not been issued in violation of any pre-emptive or similar right.

8.4	Consents

Except as specifically set forth in the Company Disclosure Schedule, no consent, approval or authorization of any Governmental Entity or other Person is required to be obtained or made by any of the Sellers or the Company in connection with the consummation of the Transaction, other than obtaining any antitrust clearances (including the Antitrust Clearances) and, as the case may be, the Investment Control Clearances, and other than as would not reasonably be expected to materially delay or impair the Sellers’ ability to perform their obligations hereunder or the consummation of the Transaction.

8.5	Related-Party Transactions

Except as specifically set forth in the Company Disclosure Schedule or as disclosed in the document de référence included in the Company’s most recent filing with the AMF, there are no agreements, arrangements or transactions to which any Group Company, on the one hand, and any member of the Sellers’ Group or any Affiliate thereof, on the other hand, is a party.

8.6	No Litigation

As of the Offer Date, there is no suit, action or proceeding pending against any of the Sellers that would prohibit or impair the Closing of the Transaction.

8.7	Finder’s, Etc. Fees

Except for Rothschild, whose fees will be paid by the Sellers or another member of the Sellers’ Group (other than the Group Companies), there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers or another member of the Sellers’ Group who would be entitled to any fee or commission from the Sellers or another member of the Sellers’ Group in connection with the Transaction or any other transactions contemplated by this Agreement.

8.8	No Other Representations or Warranties

None of the Sellers makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement other than as set forth in this Article 8. The representations and warranties of Purchaser and Parent will survive the Closing for the periods specified in Schedule 8.8.

9.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent jointly and severally represent and warrant as of the Offer Date and as of the Closing Date to the Sellers as set forth in this Article 9.

9.1	Corporate Status

Each of the Purchaser and Parent is a corporation validly organized and existing under the laws of Delaware, USA.

No step has been taken or legal proceedings started against the Purchaser or Parent for its winding-up, liquidation, bankruptcy or dissolution under applicable Laws in any relevant jurisdiction, nor is the Purchaser or Parent insolvent.

9.2	Authority

(a)

Each of the Purchaser and Parent has taken all necessary action and has full power to execute and perform this Agreement in accordance with its terms. The terms of this Agreement constitute valid, legal and binding obligations upon the Purchaser and Parent in accordance with its terms. Parent has all the necessary corporate authorization and capacity to issue the Parent Preferred Stock to the Sellers and to shareholders tendering their Company Shares to the Offer, and will take any action necessary to maintain such authorizations and capacity in force until Closing.

(b)	Performance by the Purchaser and Parent of their obligations under this Agreement will not constitute a breach of or default (i) under any agreement or instrument to which the Purchaser or Parent is a party or by which it is bound, or (ii) under any order, judgment, decree or other restriction (including statutory and regulatory provisions) applicable to the Purchaser or Parent, in each case other than as would not reasonably be expected to materially delay or impair Parent’s or the Purchaser’s ability to perform their obligations hereunder or the consummation of the Transaction.

9.3	Consents

No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Purchaser in connection with the consummation of the Transaction, other than obtaining Antitrust Clearances or Investment Control Clearance, and other than as would not reasonably be expected to materially delay or impair Parent’s or the Purchaser’s ability to perform their obligations hereunder or the consummation of the Transaction.

9.4	Available Funds

Parent has, and will cause the Purchaser to have, sufficient immediately available funds to enable it to make all payments required to be made by it at the Closing and will have, and will cause the Purchaser to have prior to the commencement of the Offer, sufficient funds to enable it to make all payments required to be made by it pursuant to the Tender Offer Agreement, including consummation of the Offer assuming that all shares are tendered and all such shares elect to receive solely cash consideration.

Parent or Purchaser has, on the Offer Date, deposited to an escrow account held in the books of MUFG Union Bank N.A. (the “Escrow Account”) the full cash portion of the Purchase Price, i.e., the amount of EUR 186,888,100 to secure (i) to the benefit of the Sellers, the due payment at Closing of the cash portion of the Purchase Price or (ii) to the benefit of the Company and the Sellers, up to the amount of the Escrow Account, the due payment, as the case may be, of the Termination Fee and the Company Termination Fee (provided in this Agreement and in the Tender Offer Agreement, as applicable), and has delivered to the Sellers, as of the Offer Date, an escrow agreement executed by the escrow agent, Parent and the Sellers’ Representative.

9.5	Finder’s, Etc. Fees

Except for UBS Investment Bank and DC Advisory, whose fees will be paid by the Purchaser or Parent, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or another member of the Purchaser’s group who would be entitled to any fee or commission from the Purchaser or another member of the Purchaser’s group in connection with the Transaction or any other transactions contemplated by this Agreement.

9.6	No Other Representations or Warranties

Neither Parent nor Purchaser makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement other than as set forth in this Article 9. The representations and warranties of Purchaser and Parent will survive the Closing for the periods specified in Schedule 9.6.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

(a)	This Agreement, any claims, controversies, disputes or causes of action, whether in contract or tort (each, a “Dispute”), based upon, arising out of or relating to this Agreement or the negotiation, execution, performance or termination of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, USA, without regard to any applicable conflict of Laws principles.

(b)	The Parties agree that any action seeking to enforce any provision of, or based on any Dispute or any matter arising out of or in connection with, this Agreement may only be brought in the Delaware Chancery Court located in Wilmington Delaware, USA so long as such court has subject matter jurisdiction over such action, or alternatively in any United States District Court located in Wilmington, Delaware, USA if the aforesaid Delaware Chancery Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process and of all other pleadings or papers on such Party as provided in Article 12.2 will be deemed effective service of process on such Party.

11.	TERMINATION

11.1	Termination

This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)	by mutual written consent of Parent and Sellers’ Representative; or

(b)	subject to Article 6.4, by Parent or Sellers’ Representative if the Closing shall not have occurred on or before the Long Stop Date; provided, that, a Party may not terminate this Agreement pursuant to this Article 11.1(b) if it or any of its Affiliates shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the Closing to occur on or before the Long Stop Date.

11.2	Effect of Termination

In the event of termination of this Agreement in accordance with Article 11.1, this Agreement will thereafter become void and have no effect, and no Party will have any liability or obligations to the other Parties or their respective Affiliates, except for the obligations contained in this Article 11.2 and Articles 4(g) (termination fee), 6.4 (with respect to any termination under Article 11.1(b)), 10 (governing law and dispute resolution), 12.1 (expenses), 12.2 (notices) and 12.9 (communication – public statements, which confidentiality obligation will remain in force for a period of five years after the termination of this Agreement). Notwithstanding the foregoing, nothing in this Article 11.2 will be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

12.	MISCELLANEOUS

12.1	Expenses

Except as otherwise expressly provided herein, in the Company Disclosure Schedule or in the Shareholders’ Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses.

12.2	Notices

All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such Party may have provided to the other Parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a)	If to the Purchaser or Parent, to:
Wabtec Corporation
1001 Air Brake Avenue
Wilmerding, PA 15148 - USA
Attention: David L. DeNinno
Fax No.: +1 412.825.1019
Email: ddeninno@wabtec.com

With a copy (which will not constitute notice) to:

Jones Day
222 East 41st Street
New York, New York 10017 – USA
Attention: Robert Profusek
Fax No.: +1 212.755.7306
Email: raprofusek@jonesday.com

Jones Day
2 rue Saint Florentin
75001 Paris – FRANCE
Attention: Sophie Hagège
Fax No.: + 33 (0)1.56.59.39.38
Email: shagege@jonesday.com

(b)	If to any of the Sellers, to the Sellers’ Representative:

Mr. Erwan Faiveley
Famille Faiveley Participations
10, rue du Tribourg
21700 Nuits Saint Georges – FRANCE
Attention: Mr Erwan Faiveley
Email: erwan.faiveley@gmail.com

With a copy (which will not constitute notice) to:

Darrois Villey Maillot Brochier
69 avenue Victor Hugo
75116 Paris – FRANCE
Attention: Bertrand Cardi and Olivier Huyghues Despointes
Fax No.: + 33 (0)1.45.02.49.49
Email: bcardi@darroisvilley.com and ohuyghues@darroisvilley.com

Wachtell Lipton Rosen & Katz
51 West 52nd Street,
New York, NY 10019 – USA
Attention: Adam O. Emmerich and DongJu Song
Fax No.: + 1 212.403.2000
Email: aoemmerich@WLRK.com and djsong@WLRK.com

12.3	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. The Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.4	Successors and Assigns; Assignment

Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto. This Agreement may not be assigned or delegated by (a) the Purchaser or Parent (other than by operation of Law or except to an Affiliate, provided that no such assignment, delegation or reorganization will relieve the Purchaser or Parent of its obligations hereunder), without prior written consent of the Sellers’ Representative, or (b) any Seller without the prior written consent of Parent (other than to an Affiliate, including any company controlled by Mr. FF and/or Mr. EF (as the case may be, controlled together with Benoît and Eve Faiveley, the two other children of Mr. FF and respectively brother and sister of Mr. EF, provided that they sign a joinder to this Agreement, reasonable acceptable to Parent), and being specified that FinF and FFP may engage into reorganization transactions (including by means of mergers) between them and as the case may be with other entities, in all cases to the extent that they, or their successors, remain controlled by Mr. FF and/or Mr. EF (as the case may be, controlled together with Benoît and Eve Faiveley, the two other children of Mr. FF and respectively brother and sister of Mr. EF, provided that they sign a joinder to this Agreement, reasonable acceptable to Parent) provided that no such assignment, delegation or reorganization will relieve the relevant Sellers of their obligations hereunder).

Any successors, permitted assigns, heirs, executors and administrators of the Parties hereto shall execute a joinder to this Agreement and to the Shareholder Agreement reasonably acceptable to Parent.

12.5	Amendment and Waiver

No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Purchaser or Parent, unless it is approved in writing by Parent, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against any Seller, unless it is approved by the Sellers’ Representative. No waiver of any breach of any provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other provision herein contained. The failure or delay of any of the Parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

12.6	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties, their permitted assigns and, to the extent herein provided, the Sellers’ Representative, and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties, such permitted assigns and the Sellers’ Representative, any legal or equitable rights hereunder.

12.7	Entire Agreement

This Agreement, the Tender Offer Agreement, the Shareholders’ Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

12.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction and the intention of the parties with respect to the Transaction is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

12.9	Communication – Public Statements

Parent and the Company have agreed to issue two separate press releases substantially in the form agreed to between Parent and the Company, announcing this Agreement, the Tender Offer Agreement and the transactions contemplated hereby and thereby and a communications plan with regards thereto (the “Communications Plan”). Except for such press releases, statements consistent with the Communications Plan or as Parent or Sellers’ Representative may determine in good faith to be required by applicable Law, which is subject to the following sentence, each of the Parties agrees that it will not publish any press release, make any public statement or otherwise communicate publicly (including off-the-record or private interviews with journalists) with respect to this Agreement, the Tender Offer Agreement and the transactions contemplated hereby and thereby that is inconsistent in any material respect with the Communications Plan without the written consent of Parent (in the case of the Sellers) or the Sellers’ Representative (in the case of Parent or the Purchaser), which will have the right to review and comment upon any such release, statement or communication. In the event any Party is required (in the reasonable opinion of counsel) by applicable Law to make any public announcement related to the this Agreement and the Transaction other than is consistent with the press releases and Communications Plan, such Party will give Parent (in the case of the Sellers) or the Sellers’ Representative (in the case of Parent or the Purchaser) a reasonable opportunity to review and comment upon such communication before it is disseminated.

Notwithstanding the foregoing, the Parties acknowledge that each of them will be required to notify the AMF and the Company of the crossing of share ownership thresholds as a consequence of the Transaction, and they are free to do so to the extent required by applicable Laws or the articles of association of the Company.

12.10	Parent To Cause the Purchaser To Perform All Obligations Hereunder

Parent hereby fully, unconditionally and irrevocably agrees to cause the Purchaser to perform all of the Purchaser’s obligations hereunder, and fully, unconditionally and irrevocably guarantees such performance by the Purchaser of each and every obligation of the Purchaser hereunder, including any and all payment obligations.

12.11	Sellers’ Representative

(a)	The Person designated as the Sellers’ Representative on Schedule 12.11 (and any successor approved by a majority in interest of the Sellers, the “Sellers’ Representative”) is hereby appointed, authorized and empowered to act as a representative for all Sellers as the exclusive agent and attorney-in-fact to act on behalf of each Seller in connection with and to facilitate the consummation of the Transaction, and, without limiting the generality or effect of the foregoing, will have the power and authority:

(i)	to execute and deliver such amendments, waivers and consents in connection with this Agreement, in each case as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable;

(ii)	as Sellers’ Representative, to enforce the rights of all Sellers and to enforce the rights of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, investigation or action (a “Claim”) against or defending any Claim made by Purchaser and/or Parent, consenting to, compromising or settling any such Claims, conducting negotiations with Purchaser and/or Parent and their respective representatives regarding such Claims and, in connection therewith, to (A) assert any Claim or institute any Claim, (B) investigate, defend, contest or litigate any Claim initiated by Purchaser and/or Parent, or by any Governmental Entity against the Sellers’ Representative or any of the Sellers, and receive process on behalf of any or all of the Sellers in any such Claim and compromise or settle on such terms as the Sellers’ Representative determines to be appropriate, and give receipts, releases and discharges with respect to, any such Claim, and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Claim, it being understood that the Sellers’ Representative will not have any obligation to take any such Claims, and will not have any liability for any failure to take any such Claims;

(iii)	to interpret all of the provisions of this Agreement and to consent to, execute and deliver any amendment or waiver hereof or thereof on behalf of the Sellers; and

(iv)	to make, execute, acknowledge and deliver all such other agreements, notices, requests, instructions, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or appropriate in connection with or to carry out the transactions contemplated by this Agreement.

(b)	The Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment by the Sellers of all its costs and expenses incurred as the Sellers’ Representative. In connection with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder (i) the Sellers’ Representative will incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents bad faith or willful misconduct, and (ii) the Sellers’ Representative will be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice will in no event subject the Sellers’ Representative to liability to any Sellers. Each Seller will indemnify, pro rata based upon such Sellers’ ownership percentage of Company Shares as of the date hereof, the Sellers’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it or them (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof relating to the acts or omissions of the Sellers’ Representative hereunder or otherwise; provided, however, that the foregoing indemnification will not apply in the event of any act or omission to act which is finally judicially adjudicated to have resulted from the bad faith or willful misconduct of the Sellers’ Representative. Any amount payable to the Sellers’ Representative pursuant to this Article 12.11 will be paid to the Sellers’ Representative by the Sellers and none of Parent, the Purchaser or any of their respective Affiliates, directors, officers, employees, representatives or advisors will have any liability with respect thereto.

(c)	All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement will survive any termination of this Agreement or the Closing indefinitely.

(d)	A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision, act, consent or instruction, as applicable, of all the Sellers, and Purchaser and Parent may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of all Sellers.

12.12	Taxes

The Purchaser will pay all transfer taxes, stamp duties, registration taxes, including financial transaction tax (taxe sur les transactions financières provided for in article 235 ter ZD of the French tax code), incurred in connection with the Transaction and the execution and performance of this Agreement and will pay such taxes, or procure that such taxes be paid, in accordance with applicable Laws, and will take all necessary measures in relation thereto.

[Signature Pages Follow]

/s/ Erwan Faiveley		/s/ Erwan Faiveley
for and on behalf of Financière Faiveley		for and on behalf of Famille Faiveley Participations

Represented by:	Erwan Faiveley	Represented by:	Erwan Faiveley

/s/ Mr. François Faiveley
Mr. François Faiveley

/s/ Mr. Erwan Faiveley
Mr. Erwan Faiveley

/s/ Albert J. Neupaver
for and on behalf of FW Acquisition LLC

Represented by:	Albert J. Neupaver

/s/ Albert J. Neupaver
for and on behalf of Wabtec Corporation

Represented by:	Albert J. Neupaver

Schedule 1.1

PARENT PREFERRED STOCK TERMS

Schedule 1.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

WABTEC CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Wabtec Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on [●], 201__:

WHEREAS, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) authorizes the issuance by the Company of up to 1.0 million shares of preferred stock (“Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to fix from time to time before issuance the number of shares to be included in any such series and the designations, relative powers, preferences, rights and qualifications, limitations or restrictions of such series; and

WHEREAS, the Company has entered into (1) a Share Purchase Agreement, dated as of [●], 2015 (the “SPA”), with certain investors (the “Faiveley Transport Shareholders”) to sell shares of a series of Preferred Stock in exchange for other securities, (2) a Shareholders Agreement, dated as of such date (the “Shareholders Agreement”), with the Faiveley Transport Shareholders, and (3) a Tender Offer Agreement, dated as of such date (the “Tender Offer Agreement”), among the Company, a Subsidiary of the Company and Faiveley Transport, a société anonyme à Directoire et Conseil de Surveillance incorporated under the laws of France (“Faiveley Transport”), pursuant to which the Company has agreed to offer to purchase Faiveley Transport common shares from the shareholders of Faiveley Transport other than the Faiveley Transport Shareholders for, at their election, cash or Preferred Stock; and

WHEREAS, certain defined terms are set forth in Section 10.

NOW, THEREFORE, BE IT RESOLVED, that this Certificate of Designations will become effective as of immediately prior to the Closing, as that term is defined in the SPA; and

RESOLVED, FURTHER, that a series of Preferred Stock with the designations, powers, preferences, rights and the qualifications, limitations and restrictions thereof, as provided herein is hereby authorized and established as follows:

1. DESIGNATION AND RANKING. (a) THIS SERIES OF PREFERRED STOCK IS DESIGNATED AS THE SERIES A CONVERTIBLE PREFERRED STOCK (THE “SERIES A PREFERRED STOCK”). THE NUMBER OF SHARES CONSTITUTING THE SERIES A PREFERRED STOCK IS 689,295. SHARES OF SERIES A PREFERRED STOCK MAY BE ISSUED IN WHOLE OR FRACTIONAL SHARES, ROUNDED TO THE NEAREST ONE-TEN THOUSANDTH OF A WHOLE SHARE OF SERIES A PREFERRED STOCK. ANY REFERENCE TO A SHARE OF SERIES A PREFERRED STOCK WILL, AS TO ANY FRACTIONAL SHARE, BE DEEMED TO BE MULTIPLIED BY THE APPLICABLE FRACTION OF THAT SHARE OF SERIES A PREFERRED STOCK. THE COMPANY WILL NOT ISSUE MORE THAN 689,295 SHARES OF SERIES A PREFERRED STOCK, AND THE COMPANY WILL NOT ISSUE ANY RIGHTS, WARRANTS, OPTIONS OR OTHER SECURITIES EXERCISABLE FOR OR CONVERTIBLE OR EXCHANGEABLE INTO SHARES OF SERIES A PREFERRED STOCK. SHARES OF SERIES A PREFERRED STOCK WILL HAVE A STATED VALUE OF $1,764.00 PER SHARE (THE “STATED VALUE”).

(b) With respect to dividend and distribution rights (in respect of cash, securities of the Company and other property) and rights upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks:

(i) senior in preference and priority to the common stock, $0.01 par value per share, of the Company (the “Common Stock”), including the Common Stock into which the Series A Preferred Stock is convertible, and any securities into which Common Stock may be reclassified, and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”);

(ii) on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”); and

(iii) junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Senior Securities”).

2. DIVIDENDS. (a) EACH HOLDER OF SHARES OF SERIES A PREFERRED STOCK WILL BE ENTITLED, IN PREFERENCE TO THE HOLDERS OF ANY JUNIOR SECURITIES, TO RECEIVE DIVIDENDS WHEN, AS AND IF DECLARED BY THE BOARD OUT OF FUNDS OR OTHER ASSETS OF THE COMPANY LEGALLY AVAILABLE THEREFOR (THE “SERIES A DIVIDENDS”) ON THE SERIES A PREFERRED STOCK IN CASH AT THE RATE PER SHARE OF SERIES A PREFERRED STOCK (THE “DIVIDEND RATE”) EQUAL TO THE GREATER (AS MEASURED ON A QUARTERLY BASIS) OF: (I) 1.0% PER ANNUM ON THE STATED VALUE OF ONE SHARE OF SERIES A PREFERRED STOCK (DIVIDED IN FOUR EQUAL, QUARTERLY PAYMENTS) AND (II) THE TOTAL SUM OF ALL CASH DIVIDENDS THAT WOULD HAVE BEEN PAID DURING THE COMPANY’S FISCAL QUARTER IMMEDIATELY PRECEDING THE APPLICABLE DIVIDEND PAYMENT DATE (AS DEFINED BELOW) ON THE COMMON STOCK INTO WHICH THE ONE SHARE OF SERIES A PREFERRED STOCK WOULD BE CONVERTED (ASSUMING, IN THE CASE OF ANY DIVIDEND ON COMMON STOCK, AUTOMATIC CONVERSION IMMEDIATELY PRIOR TO THE RECORD DATE FOR THE PAYMENT OF SUCH DIVIDEND). THE SERIES A DIVIDENDS WILL BE CUMULATIVE, WHETHER OR NOT EARNED OR DECLARED, AND WILL BE PAYABLE QUARTERLY IN ARREARS ON THE 15TH DAY OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR AFTER ISSUANCE (EACH A “DIVIDEND PAYMENT DATE”) AND IF SUCH DATE IS NOT A BUSINESS DAY THEN THE NEXT SUCCEEDING BUSINESS DAY; PROVIDED, HOWEVER, THAT THE DIVIDEND RATE PAYABLE ON THE INITIAL DIVIDEND PAYMENT DATE WILL BE MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS THE NUMBER OF DAYS BETWEEN (AND INCLUDING) THE DATE THAT THE SERIES A PREFERRED STOCK IS FIRST ISSUED AND THE INITIAL DIVIDEND PAYMENT DATE WITH RESPECT TO SUCH SERIES A PREFERRED STOCK AND THE DENOMINATOR OF WHICH IS THE TOTAL NUMBER OF DAYS IN THE CALENDAR QUARTER IN WHICH THE INITIAL DIVIDEND PAYMENT DATE OCCURS AND, FOR ANY PAYMENT DATE OTHER THAN A DIVIDEND PAYMENT DATE, THE DIVIDEND RATE WILL BE MULTIPLIED BY A FRACTION, THE NUMERATOR OF WHICH IS THE ACTUAL NUMBER OF DAYS ELAPSED SINCE THE MOST RECENT DIVIDEND PAYMENT DATE AND THE DENOMINATOR OF WHICH IS 90. SERIES A DIVIDENDS WILL ACCUMULATE FROM THE MOST RECENT DIVIDEND PAYMENT DATE, OR IF NO SERIES A DIVIDENDS HAVE BEEN PAID, FROM THE DATE THAT THE SERIES A PREFERRED STOCK IS FIRST ISSUED, WHETHER OR NOT DURING ANY SUCH TIME THERE HAVE BEEN FUNDS LEGALLY AVAILABLE FOR THE PAYMENT OF SUCH SERIES A DIVIDENDS. THE RECORD DATE FOR THE DETERMINATION OF HOLDERS OF SHARES OF SERIES A PREFERRED STOCK ENTITLED TO RECEIVE PAYMENT OF A DIVIDEND OR DISTRIBUTION DECLARED THEREON WILL BE 15 CALENDAR DAYS BEFORE THE APPLICABLE DIVIDEND PAYMENT DATE.

(b) No cash or other dividends or distributions will be declared or paid on any Junior Securities or Parity Securities, and no Junior Securities or Parity Securities will be purchased, redeemed or otherwise acquired for consideration by the Company or any of its Subsidiaries, unless and until all accumulated Series A Dividends (with respect to the then-applicable current fiscal year and all prior years) have been declared and paid to all holders of Series A Preferred Stock.

3. LIQUIDATION. (a) IN THE EVENT OF A LIQUIDATION EVENT, EACH HOLDER OF SERIES A PREFERRED STOCK WILL RANK SENIOR TO THE HOLDERS OF ALL JUNIOR SECURITIES OF THE COMPANY AND WILL BE ENTITLED TO BE PAID, AND WILL BE PAID, OUT OF THE ASSETS OF THE COMPANY AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS, AN AMOUNT PER SHARE OF SERIES A PREFERRED STOCK IN CASH (THE “LIQUIDATION PREFERENCE”) EQUAL TO THE GREATER OF (I) THE STATED VALUE OF ONE SHARE OF SERIES A PREFERRED STOCK PLUS ANY ACCUMULATED, ACCRUED OR EARNED BUT NOT YET PAID (WHETHER DECLARED OR NOT) SERIES A DIVIDENDS UP TO AND INCLUDING THE DATE OF THE LIQUIDATION EVENT OR (II) THE MARKET VALUE OF ANY CASH, SECURITIES OR PROPERTY TO BE PAID UPON, OR IN CONNECTION WITH, SUCH LIQUIDATION EVENT ON OR IN RESPECT THE COMMON STOCK INTO WHICH ONE SHARE OF SERIES A PREFERRED STOCK WOULD BE CONVERTED (ASSUMING AUTOMATIC CONVERSION IMMEDIATELY PRIOR TO LIQUIDATION EVENT AND CALCULATED WITHOUT REGARD TO THE PAYMENT OF THE LIQUIDATION PREFERENCE), IN ANY EVENT BEFORE ANY AMOUNT IS PAID UPON SUCH LIQUIDATION EVENT ON OR IN RESPECT OF ANY JUNIOR SECURITIES.

(b) If, upon any Liquidation, the assets of the Company available to be distributed among the holders of the Series A Preferred Stock and any class or series of Parity Securities are insufficient to permit payment to the holders of the Series A Preferred Stock of the Liquidation Preference and to such class or series of Parity Securities of their respective liquidation amount, then the entire assets of the Company to be distributed will be distributed pro rata, based on the amount of the Liquidation Preference and such other liquidation amount, to the holders of Series A Preferred Stock and such other Parity Securities, aggregated together with the Series A Preferred Stock, in preference to any holders of Junior Securities.

(c) Prior to the time of any Liquidation Event, the Board will declare, or will be deemed to have declared, for payment all accumulated, accrued or earned but not yet paid dividends up to and including the date of the Liquidation Event with respect to the Series A Preferred Stock then outstanding as to such distributions according to the preferential amounts due thereon.

(d) After payment to the holders of Series A Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock as such will have no right or claim to any of the assets of the Company.

(e) The value of any property not consisting of cash that is distributed by the Company to the holders of the Series A Preferred Stock will equal the Market Value thereof.

(f) For purposes hereof, the following events constitute a “Liquidation Event”:

(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions occurring in a 12-month period, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole ; and

(ii) any other voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”).

(g) The Company will mail written notice of any such Liquidation Event not less than 45 calendar days prior to the payment date related to such Liquidation Event (stating the payment date in such notice) to each holder of then-outstanding Series A Preferred Stock.

4. VOTING RIGHTS. (a) GENERALLY. THE HOLDERS OF SERIES A PREFERRED STOCK WILL BE ENTITLED TO ONE VOTE FOR EACH WHOLE SHARE OF COMMON STOCK WHICH WOULD BE ISSUABLE TO SUCH HOLDER UPON THE CONVERSION OF ALL THE SHARES OF SERIES A PREFERRED STOCK SO HELD ON THE RECORD DATE FOR THE DETERMINATION OF SHAREHOLDERS ENTITLED TO VOTE AND WILL VOTE TOGETHER WITH THE COMMON STOCK AS A CLASS ON ALL MATTERS TO BE VOTED ON BY THE SHAREHOLDERS OF THE COMPANY EXCEPT AS PROVIDED IN SECTION 4(B).

(b) Protective Covenants. In addition to any other vote required by law, without the prior vote or written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting separately as a single class, the Company will not amend, alter or repeal any of the provisions of its Certificate of Incorporation, including this Certificate of Designations of the Series A Preferred Stock, in any manner so as to adversely affect the relative powers, rights and preferences of the Series A Preferred Stock or adversely affect the Series A Preferred Stock or the holders thereof.

5. CONVERSION. (a) AUTOMATIC CONVERSION. (I) EACH SHARE OF SERIES A PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTED (AN “AUTOMATIC CONVERSION”) INTO A NUMBER OF SHARES OF COMMON STOCK EQUAL TO (A) THE STATED VALUE, DIVIDED BY (B) THE THEN-APPLICABLE CONVERSION PRICE, UPON THE OCCURRENCE OF ONE OF THE FOLLOWING EVENTS (ANY SUCH EVENT, A “CONVERSION EVENT”):

(A) the third annual anniversary of the Closing Date (as defined in the SPA);

(B) consummation of, in one transaction or a series of related transactions, a reorganization, merger or consolidation, tender or exchange offer, or sale or other disposition of all or substantially all of the assets of the Company or similar other transaction involving the Company or its stockholders, unless, in each case, immediately following any such transaction,

(i) all or substantially all of the Persons who were the Beneficial Owners of Voting Securities immediately prior to the transaction Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from the transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and (ii) at least half of the members of the board of directors of the entity resulting from the transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for the transaction; and

(C) immediately prior to the consummation, in one transaction or a series of related transactions, of any transaction (including any merger or consolidation or tender or exchange offer), the result of which is that any Person becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Securities of the Company, measured by voting power rather than number of shares.

(ii) In the event of an Automatic Conversion, the Company will mail written notice (the “Automatic Conversion Notice”) to each holder of record of the shares of Series A Preferred Stock setting forth:

(A)	a statement that a Conversion Event has occurred or will occur as of the date specified in the notice; and

(B)	the number of shares of Series A Preferred Stock held by that holder that are subject to the Automatic Conversion, the then-applicable Conversion Price, the number of shares of Common Stock into which such shares of Series A Preferred Stock will be converted and a letter of transmittal to the Company.

(iii) In the event of a Conversion Event, the holders of the shares of Series A Preferred Stock will be entitled to be paid, and will be paid, out of the assets of the Company available for distribution to stockholders, or out of the any consideration paid in the Conversion Event, if applicable, an amount per share of Series A Preferred Stock equal to any accumulated, accrued or earned but not yet paid (whether declared or not) Series A Dividends up to and including the date of the Conversion Event on or prior to the occurrence of any Automatic Conversion before any amount is paid upon such Conversion Event on or in respect of any Junior Securities. Prior to the time of any Conversion Event, the Board will declare, or will be deemed to have declared, for payment all accumulated, accrued or earned but not yet paid dividends up to and including the date of the Conversion Event with respect to the Series A Preferred Stock then outstanding as to such distributions according to the preferential amounts due thereon.

(b) Conversion Procedures and Related Matters. In connection with any conversion of Series A Preferred Stock pursuant to Section 5(a), each holder of shares of Series A Preferred Stock to be converted will as promptly as reasonably practicable after receipt of the Automatic Conversion Notice deliver to the Company or, if applicable, its transfer agent, certificates representing the shares of Series A Preferred Stock so converted, duly endorsed for transfer (or if lost, a Certificate of Loss Affidavit attesting to the loss of the certificate representing the Series A Preferred Stock shares), together with a properly completed notice of conversion in the form attached to the Series A Preferred Stock certificate with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock will be issued (subject to compliance with applicable laws to the extent such designation will involve a transfer). The Automatic Conversion will be deemed to have been effected and the Conversion Price will be determined as of immediately prior to the Conversion Event. Within three Business Days following receipt of such certificates, (i) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, the Transfer Agent will credit such aggregate number of shares of Common Stock to which the converting holder of shares of Series A Preferred Stock is entitled to such holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Company does not have a Transfer Agent, issue and deliver to the address as specified in the notice of conversion a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which the holder is entitled (subject to compliance with applicable laws to the extent such designation involves a Transfer).

(c) Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion hereunder, and any holder entitled to a fractional share of Common Stock upon the date of such conversion will be entitled, upon surrender to the Company of the certificates presented for conversion, to receive a cash payment in an amount equal to the product obtained by multiplying the fractional interest (rounded up or down to the nearest one ten thousandth of a whole share of Preferred Stock) by the Market Price of a share of Common Stock.

(d) Adjustment to Conversion Price. The Conversion Price will be subject to the following adjustments in the event of any applicable action by the Company on or after July 27, 2015, calculated to the nearest one hundred thousandth:

(i) Stock Dividends and Distributions. If the Company issues shares of Common Stock to holders of Common Stock as a dividend or other distribution, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be multiplied by a fraction: (A) the numerator of which is the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock constituting such dividend or other distribution. Any adjustment made pursuant to this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination.

(ii) Issuance of Stock Purchase Rights. If the Company issues to holders of Common Stock rights or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price on the date fixed for determination of the holders entitled to receive such rights or warrants, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be divided by a fraction: (A) the numerator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of Common Stock issuable pursuant to such rights or warrants and (B) the denominator of which is the sum of the number of shares of Common Stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the Market Price of the Common Stock on the date fixed for such determination. Any adjustment made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the Market Price of the Common Stock on the date fixed for determination of the holders entitled to receive such rights or warrants, and in determining the aggregate offering price payable to exercise such rights or warrants, there will be taken into account any consideration received for such rights or warrants and the Market Value of such consideration (if other than cash). In the event that, following the time that the Company issues any rights or warrants, the amount of, or price at which, shares of Common Stock may be subscribed for or purchased under such rights or warrants is modified for any reason, the adjustments under this Section 5(d)(ii) will be recalculated to account for such modifications and become effective immediately after 5:00 p.m., New York City time, on the date of such modification.

(iii) Subdivisions and Combinations of the Common Stock. If outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, the Conversion Price in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination will be divided by a fraction: (A) the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination and (B) the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination. Any adjustment made pursuant to this clause (iii) will become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(iv) Debt or Asset Distribution. (A) If the Company or any of its Subsidiaries distributes to holders of Common Stock evidences of its indebtedness,

shares of capital stock, securities, rights to acquire shares of the Company’s capital stock, cash or other assets (excluding (1) any dividend or distribution covered by Section 5(d)(i), (2) any rights or warrants covered by Section 5(d)(ii), (3) any dividend or distribution covered by Section 5(d)(v), (4) any Spin-Off to which the provisions set forth in Section 5(d)(iv)(B) apply, and (5) regular quarterly dividends to Common Stockholders, as the rate may from time to time be fixed by the Board (“Quarterly Common Dividends”)) the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be divided by a fraction: (x) the numerator of which is the Market Price of the Common Stock on the date of such determination and (y) the denominator of which is the Market Price of the Common Stock on the date of such determination minus the Market Value as the date of such determination of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets so distributed applicable to one share of Common Stock. (B) In the case of a Spin-Off, the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be divided by a fraction: (x) the numerator of which is the sum of the Market Price of the Common Stock on the 10th trading day after the effective date for such distribution and the Market Price of the portion of those shares of capital stock or similar equity interests so distributed that is applicable to one share of Common Stock on the 10th trading day after the effective date for such distribution and (y) the denominator of which is the Market Price of the Common Stock on the 10th trading day after the effective date for such distribution. Any adjustment made pursuant to this clause (iv) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such distribution; provided, that if any adjustment to the Conversion Price is required under this clause (iv) prior to any Automatic Conversion, delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Company pays or makes a dividend or other distribution consisting of cash to holders of Common Stock (excluding (1) any dividend or other distribution in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company, (2) any consideration payable as part of a tender or exchange offer, or purchase of Common Stock, by the Company or any subsidiary of the Company covered by Section 5(d)(vi), and (3) Quarterly Common Dividends), the Conversion Price in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be divided by a fraction: (A) the numerator of which is the Market Price of the Common Stock as of the date of such determination and (B) the denominator of which is the Market Price of the Common Stock as of the date of such determination minus the cash amount per share of Common Stock of such dividend or other distribution. Any adjustment made pursuant to this clause (v) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or other distribution.

(vi) Self Tender Offers, Exchange Offers and Stock Repurchases. If the Company or any if its Subsidiaries successfully completes a self-tender or exchange offer for, or purchase or buyback of, shares of Common Stock, where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Market Price of Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the date of expiration of such offer or completion of such purchase or buyback, as applicable (the “Expiration Date”), the Conversion Price in effect at 5:00 p.m., New York City time, on the Expiration Date will be divided by a fraction: (A) the numerator of which will be equal to the sum of (1) the aggregate Market Value on the Expiration Date of any consideration paid or payable for shares of Common Stock purchased (in such offer or otherwise) and (2) the product of (x) the Market Price of the Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the Expiration Date and (y) the number of shares of Common Stock outstanding on the Expiration Date, excluding any purchased shares and (B) the denominator of which will be equal to the product of (1) the Market Price of the Common Stock on the 10th trading day period commencing on, and including, the trading day next succeeding the Expiration Date and (2) the number of shares of Common Stock outstanding on the Expiration Date, including any purchased shares. Any adjustment made pursuant to this clause (vi) will become effective immediately after 5:00 p.m., New York City time, on the 10th trading day commencing on, and including, the trading day next succeeding the Expiration Date but will be given effect as of the open of business on the Expiration Date; provided, that if any adjustment to the Conversion Price is required under this clause (vi) prior to any Automatic Conversion, delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock will be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi). Notwithstanding the foregoing, if the application of this clause (vi) would result in an increase in the Conversion Price, no adjustment will be made under this clause (vi).

(vii) Fair Market Value in Excess of Current Market Price. Except with respect to a Spin-Off, in cases where the Market Value of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets as to which Section 5(d)(iv) or Section 5(d)(v) apply, applicable to one share of Common Stock, distributed to holders of Common Stock equals or exceeds the Market Price (as determined for purposes of calculating the conversion rate adjustment pursuant to such each such sections), rather than being entitled to an adjustment to the Conversion Price, holders of Series A Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of Common Stock otherwise deliverable in the Automatic Conversion, the kind and amount of the evidences of the Company’s indebtedness, shares of the Company’s capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets comprising the distribution that such holders of Series A Preferred Stock would have received if such holder had owned, immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, the number of shares of Common Stock into which the shares of the Series A Preferred Stock may be converted as of the date of such distribution.

(e) Recapitalization, Reorganization, Consolidation Merger or Combination. If any capital reorganization or reclassification of the Capital Stock of the Company (a “Recapitalization”) is effected on or after July 27, 2015 in such a way (including, without limitation, by way of consolidation, merger, combination or similar transaction, but not including any Conversion Event) that holders of Common Stock are entitled to receive evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets with respect to or in exchange for Common Stock then, as a condition of such Recapitalization, proper provision will be made whereby each holder of a share or shares of Series A Preferred Stock will thereafter have the right to receive, in lieu of the shares of Common Stock of the Company receivable upon the conversion of such share or shares of the Series A Preferred Stock, such evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock into which the shares of Series A Preferred Stock so held would have been converted (assuming Automatic Conversion immediately prior to the Recapitalization), and in any such case proper provision will be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) are thereafter applicable, as nearly as may be reasonably possible, in relation to any evidences of indebtedness, shares of capital stock, securities, rights to acquire capital stock, cash or other assets thereafter deliverable upon the an Automatic Conversion (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). Any adjustment made pursuant to this Section 5(e) will become effective immediately upon the Recapitalization. In the event of a merger or consolidation of the Company the only result of which is that a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation are adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company under Section 5(d)(iii).

(f) Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 5, holders of Series A Preferred Stock become entitled to receive any shares of Capital Stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series A Preferred Stock will be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein with respect to the shares of Common Stock receivable upon conversion of the Series A Preferred Stock.

(g) Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case, the Company will give written notice thereof as set forth in Section 9 hereof by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Company, which notice will state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The contents of such notice will also be made available by the Company for inspection during regular business hours at its principal executive offices or at such other place as may be reasonably designated by the Company.

(h) Stock to be Reserved. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock so issued will be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes). The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series A Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Certificate of Incorporation.

(i) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock will be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company will not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

(j) Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock; provided that nothing herein will be construed to prevent the Company from setting record dates for the holders of its securities.

6. CERTAIN RIGHTS AND RESTRICTIONS. TO THE EXTENT THAT ISSUANCE OF ANY SHARES OF SERIES A PREFERRED STOCK IS ORIGINALLY ISSUED BY THE COMPANY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), EACH HOLDER OF SUCH SHARES OF SERIES A PREFERRED STOCK WILL BE DEEMED WITHOUT FURTHER ACTION TO ACKNOWLEDGE THAT THE SERIES A PREFERRED STOCK HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY OTHER SECURITIES LAWS AND, WITHOUT LIMITING THE GENERALITY OR EFFECT OF ANY OTHER PROVISION HEREOF, AGREES THAT IT WILL NOT TRANSFER SUCH SHARES OF SERIES A PREFERRED STOCK HELD BY SUCH HOLDER EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS AND EXEMPTION PROVISIONS OF THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION, INCLUDING THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES A PREFERRED STOCK. EACH SUCH HOLDER AGREES THAT ALL CERTIFICATES, BOOK-ENTRY SHARES OR OTHER INSTRUMENTS REPRESENTING SUCH SERIES A PREFERRED STOCK WILL BEAR A LEGEND SUBSTANTIALLY TO THE FOLLOWING EFFECT:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. IN ADDITION, THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE COMPANY’S CERTIFICATE OF INCORPORATION, A COPY OF WHICH, AS AMENDED FROM TIME TO TIME, MAY BE OBTAINED FROM THE COMPANY.”

Subject to compliance with the provisions of the Certificate of Incorporation, at the request of a holder of Series A Preferred Stock, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other applicable laws, as the case may be, the Company will promptly cause such sentence to be removed from any certificate or book-entry share for any Series A Preferred Stock.

7. TRANSFER RESTRICTIONS. OTHER THAN IN THE CASE OF A PERMITTED TRANSFER, NO HOLDER OF SERIES A PREFERRED STOCK MAY, (I) DURING THE PERIOD FROM THE DATE ON WHICH IT IS FIRST ISSUED SERIES A

PREFERRED STOCK UNTIL ANY CONVERSION EVENT, DIRECTLY OR INDIRECTLY, SELL, ASSIGN, PLEDGE, HYPOTHECATE OR OTHERWISE TRANSFER (OR ENTER INTO AN OBLIGATION REGARDING THE FUTURE SALE, ASSIGNMENT, PLEDGE OR TRANSFER OF) (COLLECTIVELY, “TRANSFER”) ANY SHARES OF SERIES A PREFERRED STOCK OR ANY INTEREST THEREIN OR (II) ENTER INTO ANY DERIVATIVE TRANSACTION INVOLVING, OR MEASURED BY, SHARES OF COMMON STOCK OR ANY LENDING TRANSACTION RELATED TO SHARES OF COMMON STOCK; PROVIDED, HOWEVER, THAT THE FOREGOING RESTRICTIONS WILL NOT APPLY TO (A) TRANSFERS OF SHARES OF SERIES A PREFERRED STOCK FROM ONE BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK TO ANOTHER BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK OR (B) TRANSFERS OF SHARES OF SERIES A PREFERRED STOCK TO A TRUST OR OTHER ESTATE OR PERSONAL PLANNING ENTITY (PROVIDED THAT THE TRANSFEROR OF SUCH SHARES RETAINS THE SOLE RIGHT TO DIRECT THE VOTING AND DISPOSITION OF THE SHARES OF SHARES OF SERIES A PREFERRED STOCK SUBJECT TO SUCH TRANSFER); PROVIDED THAT A CHANGE OF CONTROL OF A BENEFICIAL OWNER OF SHARES OF SERIES A PREFERRED STOCK WILL NOT, IN ITSELF, CONSTITUTE OR BE DEEMED TO BE A TRANSFER UNLESS THE PREFERRED SHARES CONSTITUTE ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF SUCH BENEFICIAL OWNER. THE COMPANY MAY IMPOSE STOP-TRANSFER INSTRUCTIONS TO EFFECTUATE THE PROVISIONS OF THIS SECTION 7.

8. PREEMPTIVE RIGHTS. IN THE EVENT THAT THE COMPANY DETERMINES TO SELL COMMON SHARES, PREFERRED SHARES OR OTHER EQUITY OR VOTING SECURITIES OF THE COMPANY TO A THIRD PARTY FOR CASH OTHER THAN IN A PUBLIC OFFERING, THE COMPANY WILL MAKE PROPER PROVISION TO OFFER EACH HOLDER OF SERIES A PREFERRED STOCK THE OPPORTUNITY TO PURCHASE SUCH COMMON SHARES, PREFERRED SHARES OR OTHER EQUITY OR VOTING SECURITIES OF THE COMPANY ON THE SAME TERMS AS THEY ARE OFFERED TO SUCH THIRD PARTY IN ORDER TO MAINTAIN THE HOLDER OF SERIES A PREFERRED STOCK’S PERCENTAGE EQUITY AND VOTING OWNERSHIP INTEREST IN THE COMPANY (CALCULATED ASSUMING CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK IMMEDIATELY PRIOR TO SUCH SALE) BY NOTICE GIVEN TO THE HOLDERS OF SERIES A PREFERRED STOCK NOT LESS THAN 10 BUSINESS DAYS PRIOR TO ANY SUCH THIRD-PARTY SALE (THE “ISSUANCE NOTICE”) WHICH SHALL SET FORTH THE AMOUNT AND DESCRIPTION OF THE SECURITIES PROPOSED TO BE SOLD AND THE PERCENTAGE OF FULLY DILUTED OUTSTANDING EQUITY OR VOTING SECURITIES OF THE COMPANY SUCH SECURITIES WOULD REPRESENT AFTER THE SALE, THE PROPOSED DATE OF THE SALE, THE PROPOSED ACQUIROR AND THE ESTIMATED PURCHASE PRICE PER SECURITY SO SOLD OR ISSUANCE. IF ANY HOLDER OF SERIES A PREFERRED STOCK FAILS TO ACCEPT SUCH OFFER IN WRITING WITHIN TEN BUSINESS DAYS OF RECEIPT OF SUCH ISSUANCE NOTICE, SUCH RIGHTS WILL BE DEEMED IRREVOCABLY WAIVED. IF ANY HOLDER OF SERIES A PREFERRED STOCK ELECTS TO

PURCHASE SUCH SECURITIES, SUCH HOLDER OF SERIES A PREFERRED STOCK WILL BE IRREVOCABLY BOUND TO PURCHASE THE SECURITIES ON THE TERMS SOLD TO SUCH THIRD PARTY (TO THE EXTENT SET FORTH IN THE ISSUANCE NOTICE). THE FOREGOING RIGHTS WILL NOT APPLY TO COMMON SHARES ISSUED IN A MERGER, ACQUISITION OR OTHER BUSINESS COMBINATION TRANSACTION OR COMMON SHARES ISSUED UNDER EMPLOYEE EQUITY PLANS OR COMMON SHARES OR OTHER SECURITIES OFFERED AND SOLD IN A PUBLIC OFFERING, PROVIDED, HOWEVER, THAT ANY HOLDER OF SERIES A PREFERRED STOCK MAY PURCHASE COMMON SHARES OR OTHER SECURITIES IN ANY SUCH PUBLIC OFFERING APPROVED BY THE BOARD IN AN AMOUNT NECESSARY TO AVOID DILUTION OF ITS PERCENTAGE EQUITY INTEREST IN THE COMPANY PRIOR TO SUCH OFFERING.

9. MISCELLANEOUS. (a) NOTICES. IN THE EVENT THAT THE COMPANY IS REQUIRED TO DELIVER A NOTICE, INCLUDING, WITHOUT LIMITATION, IF (I) THE COMPANY DECLARES ANY DIVIDEND UPON ITS COMMON STOCK PAYABLE IN CASH OR STOCK OR MAKE ANY OTHER DISTRIBUTION TO THE HOLDERS OF ITS COMMON STOCK (OTHER THAN QUARTERLY COMMON DIVIDENDS), (II) THERE IS ANY CAPITAL REORGANIZATION OR RECLASSIFICATION OF THE CAPITAL STOCK OF THE COMPANY, OR A CONSOLIDATION OR MERGER OF THE COMPANY WITH, OR A SALE OF ALL OR SUBSTANTIALLY ALL ITS ASSETS TO, ANOTHER CORPORATION, (III) THERE SHALL BE A LIQUIDATION EVENT OR A CONVERSION EVENT; THEN, IN ANY ONE OR MORE OF SUCH OCCURRENCES, OR (IV) UPON ANY ADJUSTMENT OF THE CONVERSION PRICE, THE COMPANY WILL GIVE, BY FIRST CLASS MAIL, POSTAGE PREPAID, ADDRESSED TO EACH HOLDER OF ANY SHARES OF SERIES A PREFERRED STOCK AT THE ADDRESS OF SUCH HOLDER AS SHOWN ON THE BOOKS OF THE COMPANY:

(A)	at least 10 calendar days prior written notice of the date on which the books of the Company will close or a record date will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(B)	in the case of any such reorganization, reclassification, consolidation, merger, sale, Liquidation Event or Conversion Event, at least 10 calendar days prior written notice of the date when the same shall take place;

Such notice in accordance with the foregoing clause (A) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock will be entitled thereto, and such notice in accordance with the foregoing clause (B) will also specify the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

(b) No Waiver. Except as otherwise expressly modified or provided for herein, the holders of Series A Preferred Stock will also be entitled to, and will not be deemed to have waived, any other applicable rights granted to such holders under the DGCL.

(c) No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and redemption rights and liquidation preferences granted hereunder of the holders of the Series A Preferred Stock against impairment.

(d) Amendment; Waiver. Except as expressly provided for otherwise herein, any term of the Series A Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5 hereof) only upon the vote or written consent of the Company and the holders of a majority of the Series A Preferred Stock then outstanding.

(e) Action By Holders. Any action or consent to be taken or given by the holders of the Series A Preferred Stock may be either (i) given at a meeting by a majority of the holders of the Series A Preferred Stock (or such other number of shares of Series A Preferred Stock as may be required by this Certificate of Designations or applicable law) called and held for such purpose or (ii) by written consent of holders of a majority of the Series A Preferred Stock (or such other number of shares of the Series A Preferred Stock that would be entitled to take such action at such a meeting where all holders of Series A Preferred Stock were present).

(f) No Redemption; No Sinking Fund. The Series A Preferred Stock will not be subject to any redemption, sinking fund or other similar provisions.

10. DEFINITIONS. FOR THE PURPOSES HEREOF:

(a) “Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Securities, by agreement or otherwise.

(b) “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings given to those terms in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule. Unless specified otherwise, all calculations of Beneficial Ownership will be made by including securities that the Person (and any group of which such Person is a member), but not any other Person (except members of a group of which such Person is a member), has the right to acquire in both the numerator and the denominator.

(c) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(d) “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (v) all warrants, options or other rights or equity-linked securities to acquire any item listed in (i) through (iv) of this definition.

(e) “Conversion Price” means, for each outstanding share of Series A Preferred Stock, $98.00 or, if there has been an adjustment of the initial conversion price, by the conversion price as adjusted and then in effect pursuant to the terms hereof.

(f) “Incumbent Directors” means the individuals who, as of [●], 2015, are directors of the Company and any individual becoming a director subsequent to such date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(g) “Market Price” of any equity security, as of a particular date (the “Valuation Date”), means the following: (i) if the security is then listed on a national securities exchange, the average closing sale price of one share or unit of such security on such exchange over the last five trading days prior to the Valuation Date, (ii) if the security is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the average closing sale price of one share or unit of such security on the Bulletin Board or such other exchange or association over the last five trading days prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon over the immediately preceding ten trading day period prior to the Valuation Date, or (iii) if the security is not then listed on a national securities exchange or quoted on the Bulletin Board or such other exchange or association, the fair market value of one share or unit of such security as of the Valuation Date as determined in good faith by the Board and the holders of a majority of the outstanding Series A Preferred Stock. If the equity security is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board will give prompt notice, in writing, to the holders of Series A Preferred Stock as to the fair market value of the security as determined in good faith by the Board. In the event that the Board and the holders of a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of clause (iii) hereof, the Company and the holders of a majority of the outstanding Series A Preferred Stock will jointly select a nationally recognized investment banking firm who is experienced in such matters to determine the fair market value of such equity security. The decision of such will be final and conclusive, and the cost of such firm will be borne by the Company.

(h) “Market Value” of any asset or property, as of a Valuation Date, means the following: (i) in the case of any equity security, the Market Price of such security as of the Valuation Date, (ii) in the case of U.S. or Euro denominated cash, the cash amount, and (iii) in the case of any other asset or property (including any evidence of indebtedness), the fair market value such asset or property as of the Valuation Date as determined in good faith by the Board and the holders of a majority of the outstanding Series A Preferred Stock. The Board will give prompt notice, in writing, to the holders of Series A Preferred Stock as to the fair market value of the asset or property as determined in good faith by the Board. In the event that the Board and the holders of a majority of the outstanding Series A Preferred Stock are unable to agree upon the fair market value in respect of clause (iii) hereof, the Company and the holders of a majority of the outstanding Series A Preferred Stock will jointly select a nationally recognized independent accounting firm to determine the fair market value of such asset. The decision of such will be final and conclusive, and the cost of such firm will be borne by the Company.

(i) “Permitted Transfer” means (a) a Transfer by holder of shares of Series A Preferred Stock to a Permitted Transferee or (b) a Transfer pursuant to a tender or exchange offer commenced (i) by a third party that, if consummated, would constitute a Change of Control or (ii) by the Company.

(j) “Permitted Transferee” means, (a) with respect to any holder of shares of Series A Preferred Stock that is not an individual, (i) any Affiliate of such holder or (ii) any successor of such holder by merger, consolidation, reorganization, restructuring, liquidation or similar transaction and (b) with respect to any holder of shares of Series A Preferred Stock that is an individual (i)(A) a spouse, lineal descendant (whether natural or adopted), sibling or parent of such holder or (B) upon such holder’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of such holder, (ii) a foundation or similar entity established by such holder for the purpose of serving charitable goals, controlled by such holder or the Persons named in clause (i), (iii) any trust or similar entity, the beneficiaries of which include such holder or the Persons named in clause (i) or (ii), (iv) any corporation, limited liability company or partnership or similar entity, the shareholders, members or general partners of which include such holder or the Persons named in clause (i), (ii) or (iii), and (v) any similar estate or person planning vehicles.

(k) “Person” will be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

(l) “Spin-Off” means a distribution by the Company to holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a Subsidiary or other business unit of the Company.

(m) “Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding Voting Securities of which are at the time owned or controlled, directly or indirectly, by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

(n) “Voting Securities” means any shares of Common Stock or other securities entitled to vote generally in the election of directors of the Company.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of this [●] day of [●], 201  .

Wabtec Corporation:

By:
Name:
Title:

Schedule 3.1

SELLER’S SHARES

Seller Name	Number of Company Shares	Number of shares sold	Cash Portion of Purchase Price	Number of shares exchanged	Number of Parent Preferred Stock delivered
FFinF	6 315 412	1 578 852	157 885 200,00 €	4 736 560	296 035
FFP	1 159 288	289 832	28 983 200,00 €	869 456	54 341
FF	225	49	4 900,00 €	176	11
EF	612	148	14 800,00 €	464	29
Total	7 475 537	1 868 881	186 888 100,00 €	5 606 656	350 416

Schedule 5.1

PLEDGED SHARES

Number of shares pledged	Beneficiaries	End date
Shares held by FFP
218,818	Société Générale	October 2019
16,000	Banque Populaire	October 2022

Shares held by FinF
35,200	Société Générale	March 2016
22,880	LCL	March 2016
224,000	LCL	July 2024
144,000	BECM	August 2024

Schedule 6.1(c)

ADDITIONAL CONDITIONS TO

PARENT’S AND PURCHASER’S OBLIGATIONS TO CLOSE

(a)	The Company shall have failed to timely file (after giving effect to any extension provided by applicable laws and regulations) any of its semi-annual or annual reports that are required to be filed after the date hereof and prior to the Closing, if such failure is reasonably likely to result in Parent not being able to comply in material respects with reporting or registration requirements under applicable laws and regulations on a timely basis assuming that the Closing has occurred and the Company is an Affiliate of Parent; or

(b)	The Company shall have materially breached any of its covenants provided in Articles 4(a)(i), (ii), (iii) and (v) of the Tender Offer Agreement, or shall have otherwise breached any of its other covenants in the Tender Offer Agreement resulting in a material adverse event for the Company and its Affiliates.

Schedule 7.2

SURVIVING INTRAGROUP AGREEMENTS

For a 12-month period starting on Closing Date, the following intragroup agreements will survive:

•	Some of the holding companies of the Sellers’ Group will continue to have their registered offices domiciled at the headquarter of the Company (without rental of office space).

•	As mentioned on page 151 of the Document de reference, certain holding and/or operational companies held by the Faiveley family will continue to use an office at the headquarters of the Company, and such companies will bear the associated rents and rental expenses (which, for financial year 2014/2015 was EUR 3,170).

Schedule 8.12

SURVIVAL PERIODS FOR

SELLER’S REPRESENTATIONS AND WARRANTIES

Representation	Survival Period
8.1, 8.2, 8.3 and 8.4	5 years after Closing
8.5, 8.6, 8.7 and 8.8	12 months after Closing

Schedule 9.6

SURVIVAL PERIODS FOR

PARENT’S AND PURCHASER’S REPRESENTATIONS AND WARRANTIES

Representation	Survival Period
9.1, 9.2, 9.3	5 years
9.5 and 9.6	12 months

Schedule 12.11

SELLER’S REPRESENTATIVE

Name:	Mr Erwan Faiveley
Address:	10, rue du Tribourg
21700 Nuits Saint-Georges

Fax:
	Email:	erwan.faiveley@gmail.com